EXHIBIT 10.29

Executive Committee Perquisites

Overview

Applera recognizes the need to provide a competitive level of executive perquisites as part of its total executive committee compensation program. These additional benefits are intended to help attract and retain talented executives in a competitive labor market. The methodology for setting these perquisite levels is driven primarily by competitive practice, business necessity and financial considerations of the company and to a lesser extent, the corporate culture at Applera. In order to support this program, Applera has established an executive perquisite policy.

Policy

The executive perquisites provided at Applera shall be consistent with our overall compensation philosophy, external competitive practice and all applicable state and federal laws.

Scope

This policy applies to members of the Executive Committee of Applera Corporation and its affiliates.

Procedures

Periodically, executive committee perquisites will be reviewed for overall fit within the total compensation structure and consistency with this policy. The executive committee perquisite program will be reviewed for external competitiveness relative to appropriate benchmark competitors, for internal equity within the organization structure and as part of the overall executive committee compensation program.

Executive perquisites may include some or all of the following depending on level and is not limited to: car allowance, paid time off, executive physical exam, financial and tax planning, excess personal liability insurance and country club membership.

Exception Process

In certain circumstances, Applera may decide that it is in the best interests of the company to deviate from the executive committee perquisites guidelines for select individuals or groups of individuals. Such deviations will be formally reviewed, approved and documented. Exceptions for Executive Committee members (except the CEO) will be approved by the CEO. Exceptions for the CEO will be approved by the Management Resources Committee (MRC) of the Applera Board of Directors.

Administration and Approval

The Management Resources Committee of the Applera Board of Directors will have sole responsibility for reviewing and approving the executive committee perquisite guidelines. All recommendations to the policy must be reviewed and approved by the Management Resources Committee.

Schedule of Executive Benefits

Benefit	Executive Committee (not including the CEO)
Paid Time Off	Discretionary, approximately 4 weeks per year
Physical	Up to $3,000 annually
Car Allowance	$15,000 annually
Financial Planning	Up to $12,000 annually
Club Membership	by exception – approved by the CEO
Excess Liability	Company paid
Airline Class of Service	First Class
Car Service/ Limousine	Company paid

Explanation of Perquisites

Paid Time Off - As an executive, you will not accrue PTO. You will have the flexibility of taking time off at your discretion in accordance with the business needs of the corporation, approximately four weeks a year.

Physical - You may choose to have an annual health screening done at Applera’s expense (up to $3,000), with a physician of your choice. Reimbursement with proof of services or through direct billing from Doctor.

Car Allowance - Car allowance ($15,000 annually) may be offered to a Executive Committee members with approval by the CEO

Financial Planning Services - A combined allowance for financial and tax planning services; reimbursed with proof of services up to the maximums listed above.

Club Membership - Executive Committee members may be eligible for reimbursement of annual Club dues and membership fees up to $25,000. Requires approval from the CFO and CEO.

Executive Liability Insurance - The Company provides Excess Liability Insurance for all Corporate Officers.

Airline Class of Service - Executive Committee may travel first class on their own authority.

Car Service / Limousine - Executives may use Car Service / limousines for their ground transportation needs.

NOTE: The material contained in this policy is not intended to nullify the at-will employment relationship between Applera and its employees. Applera’s at-will employment policy states that either the employee or Applera Corporation may terminate the employment relationship at any time, for any reason, with or without cause or notice.